FOR IMMEDIATE RELEASE

Icahn Clarifies Terms of Tender Offer for CVR Energy

Contact: Susan Gordon, (212) 702-4309

New York, New York, March 29, 2012 – Carl C. Icahn today issued the following statement regarding the tender offer by his affiliates for all outstanding shares of CVR Energy for $30 per share, plus a contingent value right, which expires at 5:00 p.m., New York City time, on April 2, 2012:

We have received inquiries from several CVR shareholders who have been confused by the rhetoric disseminated by the company’s board of directors regarding our tender offer. We would therefore like to clarify the logistics of the Offer:

If we receive tenders of at least 36% of the outstanding shares by 5:00 p.m., New York City time, on April 2nd (giving us 51%), we are committed to having a proxy fight at the upcoming annual meeting of CVR shareholders (which we expect to be in late May). Once we win the proxy fight, we will replace the current CVR board with my slate, which intends to remove the poison pill immediately.1 Once the pill is removed, we will accept all tendered shares for payment and we will be irrevocably obligated to pay you the Offer consideration of $30 per share, plus a contingent value right (which you should receive a few days following the annual meeting). However, from the time you tender your shares up until the time we become irrevocably obligated to pay you the Offer consideration, you may withdraw any and all tendered shares at any time. If we do not receive tenders of at least 36% of the outstanding shares by 5:00 p.m., New York City time, on April 2nd, we will respect the wishes of shareholders, drop the proxy fight and move on to other endeavors.

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NOTICE TO INVESTORS

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE TENDER OFFER DESCRIBED ABOVE. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE DATED FEBRUARY 23, 2012 AND RELATED DOCUMENTS THAT CARL C. ICAHN AND CERTAIN OF HIS AFFILIATES DISTRIBUTED TO HOLDERS OF COMMON STOCK OF CVR ENERGY, INC. AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") AS EXHIBITS TO THEIR SCHEDULE TO. HOLDERS OF COMMON STOCK SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON STOCK MAY OBTAIN A FREE COPY OF THE SCHEDULE TO, THE OFFER TO PURCHASE AND OTHER DOCUMENTS FROM THE SEC AT THE SEC'S WEB SITE AT WWW.SEC.GOV.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, BECKTON CORP. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF CVR ENERGY, INC. FOR USE AT ITS 2012 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF CVR ENERGY, INC AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 13D FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2012.

1 If elected, our nominees will be subject to fiduciary duties as directors of CVR and will comply with those duties in determining whether to remove the poison pill.